Press Release	Source: Berliner Communications, Inc.

Berliner Reports Third Quarter Financial Results

Revenue Increases 86% over Third Quarter of Fiscal 2007; EBITDA Increases to $2.5 Million

ELMWOOD PARK, N.J., May 15, 2008 (PRIME NEWSWIRE) -- Berliner Communications, Inc. (OTC BB:BERL.OB - News) (“Berliner”) today announced financial results for the third fiscal quarter ended March 31, 2008.

Highlights include:

•	Revenue increases 86%, from $15.4 million in the third quarter of fiscal 2007 to $28.7 million;

•	Gross Profit increases 102%, from $4.2 million in the third quarter of fiscal 2007 to $8.5 million;

•	EBITDA increases 108%, from $1.2 million in the third quarter of 2007 to $2.5 million;

•	Nine month EBITDA increases from $2.4 million in fiscal 2007 to $13.7 million in fiscal 2008;

•	Closed on a $15 Million credit facility with PNC Bank, N.A.

“I am pleased to report another strong, profitable quarter for our company,” said Rich Berliner, Berliner’s Chairman and CEO. “During this quarter, several significant industry developments occurred, including the conclusion of the FCC’s 700 MHz license auctions and major commitments to WiMax. We believe that our experience, particularly with building WiMax networks, puts us in a strong position to respond to these developments and drive future growth for us. In addition to having the experience, we have secured a new $15 million credit facility with PNC Bank, which gives us additional financial resources necessary to support large-scale projects such as these. In order to capitalize on these opportunities, we have added a new sales team at both the corporate and local levels that is focused on expanding existing customer relationships, selling our growing roster of services and adding new customers to diversify our client base.”

“While these opportunities represent potential growth for us, it is important to note that our results can fluctuate based upon our customers’ timeframes and capital expenditures,” continued Berliner. “For example, we believe the impact of our wireless carrier customers’ spending on WiMax is one of several key drivers of our business. The recently announced WiMax joint venture involving two of our customers has temporarily disrupted some of the current spending on WiMax network development. While we cannot predict the effect of these developments at this time, we expect to see reduced revenue in certain of our markets related to WiMax projects in the short term, and we expect this to impact our overall operating results for the fourth quarter of fiscal 2008. We believe the impact of this should be mitigated by our increased focus on sales and marketing, our work on non-WiMax related projects, including backhaul, and our efforts to diversify our customer base. Overall, we are excited by the trends currently affecting the wireless industry, and believe that BCI has the ability to take advantage of its positioning in order to increase shareholder value.”

Financial Results

Revenue for the company for the three months ended March 31, 2008 was $28.7 million, as compared with $15.4 million for the three months ended March 31, 2007. Berliner reported net income allocable to common shareholders of $0.9 million, or $0.05 per basic share and $0.04 per diluted share for the quarter, as compared to net income allocable to common shareholders of $0.4 million, or $0.02 per basic share and diluted share for the prior year period.

The increases in revenue during the third quarter of fiscal 2008 included approximately $4.6 million attributable to our acquisitions during the third and fourth quarters of fiscal 2007.

Interest expense and amortization of finance fees increased from $0.4 million in the quarter ended March 31, 2007 to $0.6 million in the quarter ended March 31, 2008. This increase is due to interest on the convertible notes issued in December 2006 and February 2007 and the need to carry higher balances on our credit line to support our higher level of sales during the current quarter.

EBITDA, that is, income from operations, less gain or loss on sale of fixed assets, plus depreciation and amortization expense, increased from $1.2 million to $2.5 million in the third quarter of fiscal 2008 compared to the same period in the prior year. A reconciliation of EBITDA to income from operations follows:

	(Amounts in Thousands) (Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Income from Operations	$2,218	$1,134	$12,851	$2,266
Depreciation and Amortization Expense	329	68	841	188
(Gain) loss on sale of fixed assets	-	(7)	8	(5)
EBITDA	$2,547	$1,195	$13,700	$2,449

Berliner reported net income allocable to common shareholders for the nine months ended March 31, 2008 of $6.4 million, on revenue of $104.0 million, or $0.37 per basic and $0.27 per diluted share. Berliner reported net income allocable to common shareholders of $1.0 million, or $0.06 per basic and $0.05 per diluted share in the nine months ended March 31, 2007.

We currently report our financial results on the basis of two reportable segments: (1) infrastructure construction and technical services and (2) site acquisition and zoning. The following represents our revenues and operating income for each segment for the three and nine months ended March 31, 2008, and 2007, respectively:

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenue:
Infrastructure construction and technical services	$21,125	$12,621	$84,043	$29,348
Site acquisition and zoning	7,571	2,773	19,928	7,539
Total	$28,696	$15,394	$103,971	$36,887

Operating income:
Infrastructure construction and technical services	$1,054	$602	$10,436	$860
Site acquisition and zoning	1,164	532	2,415	1,406
Total	$2,218	$1,134	$12,851	$2,266

About Berliner Communications, Inc.

Berliner Communications, Inc. and its wholly owned operating subsidiary, BCI Communications, Inc., are headquartered in Elmwood Park, New Jersey. BCI is an end-to-end provider of outsourced services for the wireless communications industry, including planning, deployment and management of network build-outs. BCI provides wireless carriers with comprehensive real estate site acquisition and zoning services, radio frequency and network design and engineering, infrastructure equipment construction and installation, radio transmission base station modification and project management services. For more information about Berliner's services, please visit http://www.bcisites.com.

The statements in this press release, which are not historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, without limitation, statements regarding our fiscal 2008 results, the ability to achieve our sales and profitability goals, our perception of future industry trends and the potential positive impact on our business prospects, and other such statements. Such statements involve risks and uncertainties that could cause actual results to differ materially from our expectations. Such risks and uncertainties include, without limitation, risks detailed in our filings with the United States Securities and Exchange Commission, the risk that future trends we have identified do not materialize or if they materialize that they do not have the beneficial effect we anticipate, as well as the risk that we will not be able to achieve our sales and profitability goals. All forward-looking statements in this document are made as of the date hereof, based on information available to us on the date hereof, and we disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events or otherwise.

EBITDA is not a term defined by generally accepted accounting principles (GAAP) and may not be comparable to other similarly titled measurements used by other companies. Such non-GAAP measures should be considered in addition to, and not as a substitute for, performance measures calculated in accordance with GAAP. The company believes that EBITDA provides investors with a measure of the company’s operational and financial progress that corresponds with the measurements used by management. Management uses this measurement, in addition to other financial metrics, as a basis for allocating resources and making operating decisions.

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Amounts in thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007

Revenues	$28,696	$15,394	$103,971	$36,887
Costs of revenues	20,207	11,222	71,255	25,597
Gross margin	8,489	4,172	32,716	11,290
Selling, general and administrative expenses	5,942	2,977	19,016	8,841
Depreciation and amortization	329	68	841	188
(Gain) loss on sale of fixed assets	-	(7)	8	(5)
Income from operations	2,218	1,134	12,851	2,266

Other (income) expense
Interest expense	263	117	952	167
Amortization of deferred financing fees and
accretion of debt discount	355	283	1,076	287
Financing fees	-	-	36	-
Interest income	(24)	(20)	(50)	(28)
Income in equity investments	-	(4)	-	(4)
Other	(35)	(14)	(41)	(28)
Income before income taxes	1,659	772	10,878	1,872
Income tax expense	759	411	4,493	920
Net income allocable to common shareholders	$900	$361	$6,385	$952

Net income per share:
Basic	$0.05	$0.02	$0.37	$0.06
Diluted	$0.04	$0.02	$0.27	$0.05

Weighted average number of shares outstanding:
Basic	17,358	17,035	17,174	17,035
Diluted	27,579	19,927	27,176	17,673

BERLINER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2008	June 30, 2007
ASSETS	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$1,247	$2,483
Accounts receivable, net of allowance for doubtful accounts
of $261 at June 30, 2007 and $296 at March 31, 2008, respectively	40,175	22,911
Inventories	1,010	666
Deferred tax assets - current	867	336
Prepaid expenses and other current assets	1,110	771
	44,409	27,167
Property and equipment, net	3,082	2,569
Amortizable intangible assets, net	932	960
Goodwill	2,084	2,270
Deferred tax assets - long-term	895	950
Other assets	281	387
Total Assets	$51,683	$34,303

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$9,080	$7,399
Accrued liabilities	16,078	6,588
Accrued income taxes	1,781	326
Line of credit	2,593	5,537
Current portion of long-term debt	6,706	797
Current portion of capital lease obligations	118	52
	36,356	20,699
Long-term debt, net of current portion	637	5,765
Long-term capital lease obligations, net of current portion	331	199
Other long-term liabilities	39	694
Deferred tax liabilities - long-term	118	39
Total liabilities	37,481	27,396

COMMITMENTS

STOCKHOLDERS' EQUITY
Common stock	-	-
Additional paid-in capital	16,565	15,655
Accumulated deficit	(2,363)	(8,748)
Total stockholders' equity	14,202	6,907
Total liabilities and stockholders' equity	$51,683	$34,303

Contact:	Berliner Communications, Inc. Rich Berliner 201-791-3200 berlinerr@bcisites.com